CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS
Posts Substantial Increase in Nationwide Used Vehicle Market Share
Raises Long-Term Targets

Richmond, Va., April 12, 2022 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2022.

Highlights:

•CarMax’s share of the nationwide age 0-10 year old used vehicle market increased to a record 4.0% in calendar year 2021, up approximately 13% from 3.5% in calendar year 2020.

•Net revenues rose 48.8% to $7.7 billion compared with the prior year fourth quarter. For the fiscal year, net revenues increased 68.3% to $31.9 billion.

•Sold 343,413 units through our combined retail and wholesale channels, up 11.3% versus the prior year quarter. For the fiscal year, sold 1,630,550 combined units, up 38.4% year-over-year.
◦Retail used unit sales declined 5.2% in the fourth quarter to 194,318 vehicles, and comparable store used unit sales declined 6.5%. For the fiscal year, retail used unit sales rose 22.9% to 924,338 vehicles, and comparable store used unit sales grew 21.9%.
◦Wholesale units increased 43.8% to a fourth quarter record of 149,095 vehicles. For the fiscal year, wholesale units rose 65.7% to a record 706,212 vehicles.

•Bought approximately 324,000 vehicles from consumers, a 69.0% increase versus the prior year quarter. Approximately 162,000 of these vehicles were purchased through our nationwide online instant appraisal offerings. For the fiscal year, bought approximately 1,412,000 vehicles from consumers, a 95.5% increase versus the prior year, including 707,000 units purchased through our nationwide online instant appraisal offerings.

•Gross profit per retail used unit of $2,195 and gross profit per wholesale unit of $1,191, representing year-over-year increases of $109 and $201 per unit, respectively, versus last year’s quarter. For the fiscal year, gross profit per retail used unit was $2,205 and gross profit per wholesale unit was $1,083, representing year-over-year increases of $92 and $90, respectively.

•CarMax Auto Finance (CAF) income improved 3.0% year-over-year to $193.8 million in the fourth quarter, while full year CAF income grew 42.4% to $801.5 million.

•Net earnings was $159.8 million for the fourth quarter and $1.2 billion for the fiscal year. Net earnings per diluted share was $0.98, down 22.8% compared with last year’s fourth quarter. For the fiscal year, net earnings per diluted share rose 54.2% to $6.97.

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CEO Commentary:

“We are extremely proud of our accomplishments in fiscal 2022, which we believe position us well for continued long-term growth across our retail and wholesale business, and CarMax Auto Finance,” said Bill Nash, president and chief executive officer. “The roll out and rapid adoption of our online instant appraisal offer has solidified our position as the nation’s largest buyer of vehicles from consumers, nearly doubling our fiscal 2022 inventory self sufficiency and propelling our wholesale business to new heights. We continue to expand the availability of our end-to-end, unaided online experience, and we expect to have this capability available to 100% of customers by the end of our first quarter. We also continue to enhance our finance-based shopping experience, further positioning our business for growth. While the fourth quarter was adversely affected by macro factors, our retail market share growth for the year was the highest it’s been during my tenure as CEO and is a reflection of our ability to deliver the most customer-centric experience in the industry.”

Fourth Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 343,413, an increase of 11.3% from the prior year’s fourth quarter. Online retail sales(1) accounted for 11% of retail unit sales, compared with 5% in the fourth quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.4 billion, or approximately 31% of net revenues, compared with 17% of net revenues in last year’s fourth quarter.

Total retail used vehicle unit sales declined 5.2% to 194,318 and comparable store used unit sales declined 6.5% from the prior year’s fourth quarter. We believe a number of macro factors weighed on our fourth quarter unit sales performance, including declining consumer confidence, the Omicron-fueled surge in COVID cases, vehicle affordability, and the lapping of stimulus benefits paid in the prior year period. Total retail used vehicle revenues increased 32.6% compared with the prior year’s fourth quarter due to an increase in the average retail selling price, which rose approximately $8,300 per unit, or 39.7%, partially offset by the decrease in retail used units sold. The increase in average retail selling price largely reflected higher vehicle acquisition costs resulting from strong wholesale industry valuations.

Total wholesale vehicle unit sales increased 43.8% to 149,095 compared with the prior year’s fourth quarter. Wholesale sales benefited from the large increase in appraisal volume associated with our online appraisal offerings and a continued strong buy rate. Total wholesale revenues increased 160.2% compared with the prior year’s fourth quarter due to the average wholesale selling price rising by nearly $5,300 per unit, or 85.2%, together with the increase in wholesale units sold.

Other sales and revenues rose 15.2% compared with the fourth quarter of fiscal 2021, representing an increase of $23.9 million. The increase was largely driven by the consolidation of Edmunds earlier this fiscal year, as well as improvements in extended protection plan (EPP) revenues and net third-party finance income. EPP revenues included a $10.6 million year-over-year net benefit from the recognition of profit sharing revenues and adjustments to our cancellation reserves, which more than offset the effect of the decline in retail unit volume. Third-party finance income benefited from lower Tier 3 originations. The increase in other sales and revenues was partially offset by the divestiture of our remaining new car franchise earlier in fiscal 2022.

Gross Profit. Total gross profit increased to $711.0 million, up 10.9% versus last year’s fourth quarter. Retail used vehicle gross profit declined 0.2%, reflecting the combined effects of the decline in retail unit sales and an improvement in the related gross profit per unit, which rose $109 to $2,195.

Wholesale vehicle gross profit increased 73.0% versus the prior year’s quarter, reflecting both the growth in unit volume and an increase in the related gross profit per unit, which rose $201 to $1,191.

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Other gross profit declined 3.8% largely reflecting a reduction in service department margins, partially offset by the consolidation of Edmunds and the improvements in EPP revenues and net third-party finance income. Service margins declined primarily due to the deleverage resulting from the decline in retail unit sales together with the adverse effects on technician staffing and reconditioning efficiency from the fourth quarter COVID surge.

SG&A. Compared with the fourth quarter of fiscal 2021, SG&A expenses increased 22.5% to $620.9 million. Contributing factors included continued spending on our technology platforms and strategic initiatives to support long-term consumer demand, the consolidation of Edmunds, and previously announced increases in advertising expense. In addition, we experienced increases in growth costs related to appraisal buys, new stores, and customer experience centers, as well as an increase in the annual bonus-related compensation. Partially offsetting these items was a reduction in share-based compensation, which largely reflected changes in the company’s share price.

SG&A as a percent of gross profit was 87.3%, versus 79.0% in the prior year’s fourth quarter. For the fiscal year, SG&A as a percent of gross profit was 70.7% versus 71.6% in the prior year.

CarMax Auto Finance.(3) CAF income increased 3.0% to $193.8 million. Improvements in CAF’s net interest margin and the growth in average managed receivables more than offset the substantial increase in the provision for loan losses, which was a more normalized $54.4 million in the current year’s fourth quarter versus $4.6 million in the prior year’s fourth quarter. In the prior year’s quarter, the provision for loan losses benefited from the continued reduction in the reserve that was established at the start of the COVID pandemic.

As of February 28, 2022, the allowance for loan losses was 2.77% of ending managed receivables, up from 2.75% as of November 30, 2021. The increase in the allowance percentage primarily reflected the effect of the previously disclosed expansion of Tier 2 and Tier 3 originations within CAF’s portfolio.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 7.3% of average managed receivables from 6.4% in the prior year’s fourth quarter, primarily due to lower funding costs. After the effect of 3-day payoffs, CAF financed 41.0% of units sold in the current quarter, compared with 43.5% in the prior year’s fourth quarter, largely reflecting an increase in the mix of customers utilizing outside financing.

Share Repurchase Activity. During the fourth quarter of fiscal 2022, we repurchased 0.9 million shares of common stock for $101.7 million pursuant to our share repurchase program. As of February 28, 2022, we had $774.5 million remaining available for repurchase under the outstanding authorization. Subsequent to the end of the fiscal year, the Board of Directors increased the share repurchase authorization by $2.0 billion.

Store Openings. During the fourth quarter of fiscal 2022, we opened four new retail locations. For the full fiscal year, we opened ten new locations, and we had a total of 230 used car stores as of February 28, 2022.

Fiscal 2023 Capital Spending Plan

We currently plan to open ten stores in fiscal 2023, including our expected entry into the New York metro market. We estimate capital expenditures will increase to approximately $500 million in fiscal 2023 from $308.5 million in fiscal 2022. The increase in planned capital spending in fiscal 2023 largely reflects spending to support our future long-term growth, including investments in auction, sales, and production facilities, and technology.

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CarMax, Inc.

Long-Term Targets

In May 2021, we introduced 5-year financial targets, including: (i) selling 2 million vehicles through our combined retail and wholesale channels by fiscal 2026; (ii) generating $33 billion in revenue by fiscal 2026; and (iii) growing our nationwide share of the age 0-10 used vehicle market to more than 5% by the end of calendar 2025. Although we do not anticipate updating these targets annually, given our strong performance in fiscal 2022, we believe it is appropriate to provide the following update at this time:
•Sell between 2 million and 2.4 million vehicles through our combined retail and wholesale channels by fiscal 2026.
•Generate between $33 billion and $45 billion in revenue by fiscal 2026.
•Re-affirm the growth of our nationwide share of the age 0-10 used vehicle market to more than 5% by the end of calendar 2025.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28			Years Ended February 28
(In millions)	2022	2021	Change	2022	2021	Change
Used vehicle sales	$5,739.8	$4,328.4	32.6%	$24,437.1	$15,713.6	55.5%
Wholesale vehicle sales	1,765.6	678.5	160.2%	6,763.8	2,668.8	153.4%
Other sales and revenues:
Extended protection plan revenues	124.6	118.3	5.3%	478.4	412.8	15.9%
Third-party finance income/(fees), net	1.8	(2.9)	162.9%	1.5	(39.6)	103.9%
Advertising & subscription revenues (1)	33.9	—	100.0%	101.8	—	100.0%
Other	21.0	42.0	(50.0)%	117.8	194.6	(39.5)%
Total other sales and revenues	181.3	157.4	15.2%	699.5	567.8	23.2%
Total net sales and operating revenues	$7,686.7	$5,164.3	48.8%	$31,900.4	$18,950.1	68.3%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended February 28			Years Ended February 28
	2022	2021	Change	2022	2021	Change
Used vehicles	194,318	204,928	(5.2)%	924,338	751,862	22.9%
Wholesale vehicles	149,095	103,676	43.8%	706,212	426,268	65.7%

Average Selling Prices

	Three Months Ended February 28			Years Ended February 28
	2022	2021	Change	2022	2021	Change
Used vehicles	$29,312	$20,980	39.7%	$26,207	$20,690	26.7%
Wholesale vehicles	$11,495	$6,207	85.2%	$9,238	$5,957	55.1%

Vehicle Sales Changes

	Three Months Ended February 28		Years Ended February 28
	2022	2021	2022	2021
Used vehicle units	(5.2)%	(0.9)%	22.9%	(9.7)%
Used vehicle revenues	32.6%	1.8%	55.5%	(8.5)%

Wholesale vehicle units	43.8%	(1.2)%	65.7%	(8.6)%
Wholesale vehicle revenues	160.2%	23.7%	153.4%	6.7%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28		Years Ended February 28
	2022	2021	2022	2021
Used vehicle units	(6.5)%	(2.3)%	21.9%	(11.7)%
Used vehicle revenues	30.5%	0.6%	54.3%	(10.5)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28		Years Ended February 28
	2022	2021	2022	2021
CAF (2)	44.1%	47.0%	46.1%	45.5%
Tier 2 (3)	23.7%	21.0%	22.5%	22.3%
Tier 3 (4)	6.7%	9.5%	7.8%	10.9%
Other (5)	25.5%	22.5%	23.6%	21.3%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28				Years Ended February 28
(In millions)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
Net sales and operating revenues	$7,686.7	100.0	$5,164.3	100.0	$31,900.4	100.0	$18,950.1	100.0
Gross profit	$711.0	9.2	$641.4	12.4	$3,287.5	10.3	$2,379.1	12.6
CarMax Auto Finance income	$193.8	2.5	$188.2	3.6	$801.5	2.5	$562.8	3.0
Selling, general, and administrative expenses	$620.9	8.1	$506.8	9.8	$2,325.2	7.3	$1,704.4	9.0
Interest expense	$26.8	0.3	$20.3	0.4	$94.1	0.3	$86.2	0.5
Earnings before income taxes	$201.2	2.6	$262.2	5.1	$1,492.3	4.7	$965.3	5.1
Net earnings	$159.8	2.1	$209.9	4.1	$1,151.3	3.6	$746.9	3.9

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended February 28			Years Ended February 28
(In millions)	2022	2021	Change	2022	2021	Change
Used vehicle gross profit	$426.6	$427.6	(0.2)%	$2,038.4	$1,588.9	28.3%
Wholesale vehicle gross profit	177.5	102.6	73.0%	764.5	423.3	80.6%
Other gross profit	106.9	111.2	(3.8)%	484.6	366.9	32.1%
Total	$711.0	$641.4	10.9%	$3,287.5	$2,379.1	38.2%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended February 28				Years Ended February 28
	2022		2021		2022		2021
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,195	7.4	$2,086	9.9	$2,205	8.3	$2,113	10.1
Wholesale vehicle gross profit per unit	$1,191	10.1	$990	15.1	$1,083	11.3	$993	15.9
Other gross profit per unit	$550	59.0	$543	70.6	$524	69.3	$488	64.6

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1) (2)

	Three Months Ended February 28			Years Ended February 28
(In millions)	2022	2021	Change	2022	2021	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$332.6	$248.4	33.9%	$1,224.4	$909.8	34.6%
Share-based compensation expense	1.5	43.1	(96.5)%	102.0	111.7	(8.8)%
Total compensation and benefits (3)	$334.1	$291.5	14.6%	$1,326.4	$1,021.5	29.8%
Occupancy costs	64.9	52.3	23.9%	229.9	204.7	12.3%
Advertising expense	92.3	73.7	25.2%	325.9	217.5	49.8%
Other overhead costs (4)	129.6	89.3	45.3%	443.0	260.7	70.0%
Total SG&A expenses	$620.9	$506.8	22.5%	$2,325.2	$1,704.4	36.4%
SG&A as % of gross profit	87.3%	79.0%	8.3%	70.7%	71.6%	(0.9)%

(1)    Depreciation and amortization previously included in SG&A expenses is now separately presented and is excluded from this table. Prior period amounts have been reclassified to conform to the current period’s presentation.
(2)    Amounts are net of intercompany eliminations.
(3)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(4)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28				Years Ended February 28
(In millions)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
Interest margin:
Interest and fee income	$332.4	8.5	$290.9	8.5	$1,296.8	8.7	$1,142.0	8.5
Interest expense	(48.8)	(1.3)	(71.1)	(2.1)	(228.8)	(1.5)	(314.1)	(2.3)
Total interest margin	283.6	7.3	219.8	6.4	1,068.0	7.2	827.9	6.1
Provision for loan losses	(54.4)	(1.4)	(4.6)	(0.1)	(141.7)	(0.9)	(160.7)	(1.2)
Total interest margin after provision for loan losses	229.2	5.9	215.2	6.3	926.3	6.2	667.2	5.0

Total other expense	—	—	—	—	—	—	(2.2)	—

Total direct expenses	(35.4)	(0.9)	(27.0)	(0.8)	(124.8)	(0.8)	(102.2)	(0.8)
CarMax Auto Finance income	$193.8	5.0	$188.2	5.5	$801.5	5.4	$562.8	4.2

Total average managed receivables	$15,615.3		$13,708.6		$14,934.0		$13,463.3
Net loans originated	$2,095.1		$1,787.2		$9,371.2		$6,395.0
Net penetration rate	41.0%		43.5%		42.6%		42.5%
Weighted average contract rate	8.2%		8.5%		8.5%		8.4%

Ending allowance for loan losses	$433.0		$411.1		$433.0		$411.1

Warehouse facility information:
Ending funded receivables	$3,291.9		$2,314.1		$3,291.9		$2,314.1
Ending unused capacity	$1,758.1		$1,610.9		$1,758.1		$1,610.9

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 28			Years Ended February 28
(In millions except per share data)	2022	2021	Change	2022	2021	Change
Net earnings	$159.8	$209.9	(23.9)%	$1,151.3	$746.9	54.1%
Diluted weighted average shares outstanding	163.9	165.6	(1.0)%	165.2	165.1	—%
Net earnings per diluted share	$0.98	$1.27	(22.8)%	$6.97	$4.52	54.2%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 12, 2022. Domestic investors may access the call at 1-800-289-0720 (international callers dial 1-323-701-0160). The conference I.D. for both domestic and international callers is 3170513. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through June 23, 2022, or via telephone (for approximately one week) by dialing 1-888-203-1112 (or 1-719-457-0820 for international access) and entering the conference ID 3170513.

First Quarter Fiscal 2023 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2022, on Friday, June 24, 2022, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2022.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, express pickup and appointments in its stores. During the fiscal year ended February 28, 2022, CarMax sold approximately 924,000 used vehicles and 706,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $9 billion in receivables during fiscal 2022, adding to its nearly $16 billion portfolio. CarMax has 230 stores, more than 30,000 associates, and is proud to have been recognized for 18 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions, including the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to realize the expected benefits of strategic transactions.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2021, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28				Years Ended February 28
(In thousands except per share data)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$5,739,795	74.7	$4,328,400	83.8	$24,437,095	76.6	$15,713,583	82.9
Wholesale vehicle sales	1,765,601	23.0	678,457	13.1	6,763,813	21.2	2,668,753	14.1
Other sales and revenues	181,299	2.4	157,400	3.0	699,504	2.2	567,813	3.0
NET SALES AND OPERATING REVENUES	7,686,695	100.0	5,164,257	100.0	31,900,412	100.0	18,950,149	100.0
COST OF SALES:
Used vehicle cost of sales	5,313,235	69.1	3,900,840	75.5	22,398,651	70.2	14,124,715	74.5
Wholesale vehicle cost of sales	1,588,102	20.7	575,836	11.2	5,999,277	18.8	2,245,431	11.8
Other cost of sales	74,369	1.0	46,212	0.9	214,942	0.7	200,878	1.1
TOTAL COST OF SALES	6,975,706	90.8	4,522,888	87.6	28,612,870	89.7	16,571,024	87.4
GROSS PROFIT	710,989	9.2	641,369	12.4	3,287,542	10.3	2,379,125	12.6
CARMAX AUTO FINANCE INCOME	193,775	2.5	188,220	3.6	801,507	2.5	562,810	3.0
Selling, general, and administrative expenses	620,935	8.1	506,824	9.8	2,325,220	7.3	1,704,419	9.0
Depreciation and amortization (2)	54,849	0.7	49,230	1.0	211,956	0.7	194,356	1.0
Interest expense	26,848	0.3	20,289	0.4	94,095	0.3	86,178	0.5
Other expense (income)	885	—	(9,003)	(0.2)	(34,568)	(0.1)	(8,275)	—
Earnings before income taxes	201,247	2.6	262,249	5.1	1,492,346	4.7	965,257	5.1
Income tax provision	41,411	0.5	52,304	1.0	341,049	1.1	218,338	1.2
NET EARNINGS	$159,836	2.1	$209,945	4.1	$1,151,297	3.6	$746,919	3.9
WEIGHTED AVERAGE COMMON SHARES:
Basic	161,493		162,893		162,410		163,183
Diluted	163,869		165,596		165,176		165,133
NET EARNINGS PER SHARE:
Basic	$0.99		$1.29		$7.09		$4.58
Diluted	$0.98		$1.27		$6.97		$4.52

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.
(2)     Depreciation and amortization previously included in Selling, general, and administrative expenses is now separately presented. Prior period amounts have been reclassified to conform to the current period’s presentation.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of February 28
(In thousands except share data)	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,716	$132,319
Restricted cash from collections on auto loans receivable	548,099	496,415
Accounts receivable, net	560,984	239,070
Inventory	5,124,569	3,157,159
Other current assets	212,922	91,833
TOTAL CURRENT ASSETS	6,549,290	4,116,796
Auto loans receivable, net	15,289,701	13,489,819
Property and equipment, net	3,209,068	3,055,563
Deferred income taxes	120,931	164,261
Operating lease assets	537,357	431,652
Goodwill	141,258	653
Other assets	490,659	282,797
TOTAL ASSETS	$26,338,264	$21,541,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$937,717	$799,333
Accrued expenses and other current liabilities	533,271	415,465
Accrued income taxes	—	218
Current portion of operating lease liabilities	44,197	30,953
Current portion of long-term debt	11,203	9,927
Current portion of non-recourse notes payable	521,069	442,652
TOTAL CURRENT LIABILITIES	2,047,457	1,698,548
Long-term debt, excluding current portion	3,255,304	1,322,415
Non-recourse notes payable, excluding current portion	14,919,715	13,297,504
Operating lease liabilities, excluding current portion	523,269	423,618
Other liabilities	357,080	434,843
TOTAL LIABILITIES	21,102,825	17,176,928

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 161,053,983 and 163,172,333 shares issued and outstanding as of February 28, 2022 and February 28, 2021, respectively	80,527	81,586
Capital in excess of par value	1,677,268	1,513,821
Accumulated other comprehensive loss	(46,422)	(118,691)
Retained earnings	3,524,066	2,887,897
TOTAL SHAREHOLDERS’ EQUITY	5,235,439	4,364,613
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,338,264	$21,541,541

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28
(In thousands)	2022	2021
OPERATING ACTIVITIES:
Net earnings	$1,151,297	$746,919
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	273,188	242,156
Share-based compensation expense	109,197	121,899
Provision for loan losses	141,692	160,703
Provision for cancellation reserves	114,928	72,235
Deferred income tax provision (benefit)	15,000	(35,787)
Other	(19,139)	(1,409)
Net increase in:
Accounts receivable, net	(288,195)	(43,507)
Inventory	(1,967,432)	(323,318)
Other current assets	(80,790)	(50)
Auto loans receivable, net	(1,941,574)	(300,838)
Other assets	(32,272)	(12,862)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	175,106	106,788
Other liabilities	(200,456)	(65,169)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,549,450)	667,760
INVESTING ACTIVITIES:
Capital expenditures	(308,534)	(164,536)
Proceeds from disposal of property and equipment	260	1,846
Proceeds from sale of business	12,298	29,911
Purchases of investments	(24,614)	(3,729)
Sales and returns of investments	38,408	8,325
Business acquisition, net of cash acquired	(241,563)	—
NET CASH USED IN INVESTING ACTIVITIES	(523,745)	(128,183)
FINANCING ACTIVITIES:
Decrease in short-term debt, net	—	(40)
Proceeds from issuances of long-term debt	7,684,400	1,754,300
Payments on long-term debt	(5,752,796)	(2,217,305)
Cash paid for debt issuance costs	(20,132)	(18,296)
Payments on finance lease obligations	(11,923)	(7,424)
Issuances of non-recourse notes payable	14,328,298	10,805,546
Payments on non-recourse notes payable	(12,626,308)	(10,654,011)
Repurchase and retirement of common stock	(576,478)	(229,938)
Equity issuances	79,805	143,148
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,104,866	(424,020)
Increase in cash, cash equivalents, and restricted cash	31,671	115,557
Cash, cash equivalents, and restricted cash at beginning of year	771,947	656,390
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$803,618	$771,947

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